Exhibit 10.2
                           EXCLUSIVE LICENSE AGREEMENT

     This Exclusive License Agreement (this "Agreement") is made as of the 15th day of October, 1997, by and between Capital Development Group, Inc., an Oregon corporation ("CDG"), Michael Vahl ("Vahl"), and Aries Financial Corporation, an Oregon corporation ("Aries").

                                   BACKGROUND

     Vahl and CDG have created certain computer software and related documentation to organize and expedite the factoring, processing, servicing, collection and rating of medical accounts receivable ("Administrator I"). Aries has been formed to engage in the business of factoring medical accounts receivable and wishes to license Administrator I from Vahl and CDG on an exclusive basis. Vahl and CDG are willing to exclusively license Administrator I to Aries on the terms and conditions contained in this Agreement. Therefore, the parties agree as follows:

                                    AGREEMENT

     1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

          1.1 "Confidential Information" includes each of the following: (a) the Core Concepts; (b) the Customer Data; and (c) any information designated by the disclosing party as confidential in writing or, if disclosed orally, designated as confidential at the time of disclosure and reduced to writing and designated as confidential in writing within thirty (30) days after disclosure. Notwithstanding the foregoing, "Confidential Information" will not include information that: (aa) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (bb) is known by the receiving party at the time of disclosure and is not subject to restriction; (cc) is independently developed by the receiving party without use of the disclosing party's Confidential Information; (dd) is lawfully obtained from a third party who has the right to make such disclosure; or (ee) is released in writing for publication by the disclosing party.

          1.2 "Consulting Fees" means the fees to be paid by Aries to Vahl in exchange for the Services. The Consulting Fees are more thoroughly described in the Statement of Work.

          1.3 "Core Concepts" means any design concepts, code, ideas, algorithms, procedures, processes, principles, know-how, and methods of operation underlying Administrator I.

          1.4 "Customer" means a customer of Aries to whom Aries provides factoring services.

          1.5 "Customer Data" means all files, data and other information relating to any Customer that is provided to Vahl or CDG by Aries or any Customer. All Customer Data is, and shall remain, the sole and exclusive property of Aries and/or the Customer.

          1.6 "Deliverables" means the source code for Administrator I, together with all other documentation relating to or constituting the Core Concepts.

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          1.7 "Escrow Agent" means Davis Wright Tremaine, L.L.P., who shall hold the Shares for distribution to CDG shareholders, subject to the provisions of
Section 5 of this Agreement.

          1.8 "License" means the worldwide, exclusive license to use and/or sublicense Administrator I, including, but not limited to, a license of the Core Concepts and a license of any copyrights in Administrator I and/or the Core Concepts. Notwithstanding the exclusivity of the License, Aries understands and acknowledges that CDG has granted to MEDCAP a non-exclusive license to use Administrator I, and that such license shall not be interrupted or otherwise affected by this Agreement.

          1.9 "License Fee" means the one-time fee paid to CDG by Aries as partial compensation for the License.

          1.10 "Services" means the services to be performed by Vahl described in the Statement of Work.

          1.11 "Shares" means the shares of common stock of Apollo Financial Group, Inc., an Oregon corporation, to be delivered by Aries to certain shareholders of CDG as partial compensation for License. The number of Shares, which shall be equal to the number of shares of common stock (measured on an as-converted basis) held by CDG shareholders who paid cash for their CDG shares, and the recipients of the Shares, are fully described in Attachment B.

          1.12 "Statement of Work" means Attachment A, attached hereto and incorporated herein by this reference.

     2. Vahl Services. In exchange for the Consulting Fees, Vahl shall perform for Aries the Services.

     3. License of Administrator I. In exchange for the License Fee and the Shares, CDG and Vahl shall grant to Aries the License. The License shall be perpetual unless Aries materially breaches its obligations under this Agreement, in which case CDG and Vahl may, upon written notice to Aries, terminate the License.

     4. Payment and Delivery.

          4.1 As consideration for the License, and upon delivery of the Deliverables by CDG and Vahl, Aries shall pay CDG a one-time License Fee of $100,000, and shall deliver the Shares as described in Section 5 below.

          4.2 As consideration for the Services, Aries will pay Vahl the Consulting Fees, as well as reasonable out of pocket expenses, at the times and in the manner described in the Statement of Work. Late payments will bear interest at the rate of 1.5% per month (but not to exceed the maximum allowed by law) on the delinquent amount from the due date until the date of payment.

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     5. Delivery of Shares. Upon delivery to Aries of the Deliverables, Aries shall deliver to the Escrow Agent certificates representing the Shares, to be held by the Escrow Agent until the earlier of (a) Aries' delivery to the Escrow Agent of written confirmation that Administrator I and its accompanying documentation perform in accordance with the warranties set forth in Section 9 of this Agreement, or (b) December 15, 1997, at which time the Escrow Agent shall deliver the Shares to the shareholders of CDG, in amount and to the persons listed on Attachment B. If, prior to December 15, 1997, Aries notifies the Escrow Agent in writing, with copy to CDG, that Administrator I does not perform in accordance with the warranties set forth in Section 9 of this Agreement, and if CDG, within thirty (30) days thereafter, delivers to the Escrow Agent a notice of its intent to invoke the dispute resolution procedures set forth in Section 14 of this Agreement, then the Escrow Agent shall hold the Shares until the selection of an arbitrator, at which time the Escrow Agent shall deliver the Shares to the arbitrator. If CDG does not respond to Aries' notice within thirty days, then the Escrow Agent shall return the Shares to Aries.

     6. Title. In addition to being the exclusive licensee of Administrator I, Aries shall also be the sole owner of any modifications, enhancements or derivatives of Administrator I that are developed by or on behalf of Aries. Aries shall be entitled to use and/or sublicense any of the Core Concepts without restrictions, but Vahl is, and shall remain, the owner of the Core Concepts.

     7. Cooperation by Aries. Aries acknowledges that successful performance of the Services by Vahl is dependent on the cooperation of Aries and Customer; therefore, as more fully described in the Statement of Work, Aries shall (a) provide or cause to be provided to Vahl in a timely manner any information reasonably requested by Vahl; (b) designate the liaisons between Aries and Vahl who shall perform Aries' responsibilities and assure performance of Customers' responsibilities; (c) perform any other functions and provide any other resources as may reasonably be requested by Vahl.

     8. Modifications. Aries may at any time during the term of this Agreement make modifications, changes or enhancements to Administrator I, and such modifications, changes or enhancements shall be owned by Aries. Aries may also prepare and submit to Vahl a request for supplemental Services, which may involve modifications, changes or enhancements to Administrator I. Requests for supplemental Services shall be submitted to Vahl by Aries in writing or confirmed by Vahl in writing. Vahl's response, which shall be provided in writing within 30 days after receipt of Aries' request, shall state whether Vahl is willing to perform the supplemental Services, and the amount of any supplemental fees that Vahl would charge to perform such supplemental Services. If Aries elects to proceed with the modifications, Vahl and Aries shall execute a supplemental Statement of Work that describes in detail the supplemental Services and the supplemental fees.

     9. Warranties. CDG and Vahl represent and warrant to Aries that Administrator I will contain all elements and documentation, and shall perform as well, as the software that was beta tested and certified in 1994. CDG and Vahl further represent and warrant that the Deliverables will contain all source code and other documentation necessary to operate Administrator I on properly equipped hardware. EXCEPT AS SET FORTH IN THIS SECTION, CDG AND VAHL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ADMINISTRATOR I. CDG AND VAHL HEREBY EXCLUDE ANY WARRANTY OF MERCHANTABILITY OR

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FITNESS FOR A PARTICULAR PURPOSE. ARIES ACKNOWLEDGES THAT, EXCEPT FOR THE
EXPRESS WARRANTY SET FORTH IN THIS PARAGRAPH, IT IS PURCHASING ADMINISTRATOR I "AS IS."

     10. Limitation of Remedies. In the event that Administrator I does not perform in accordance with the warranty set forth in Section 9 above, Aries' sole remedy shall be against CDG for a return of the Shares and the License Fee. Aries understands and acknowledges that Vahl is not receiving any portion of the License Fee or Shares, and, as such, shall have no liability to Aries for any claim related to Administrator I. Aries hereby covenants on behalf of itself and anyone claiming through Aries, not to assert any claims against Vahl that in any way relate to Administrator I.

     11. Confidential Information. In order to protect Aries' License in Administrator I, and in order to protect Vahl's rights to the Core Concepts, neither party will disclose to any person any Confidential Information of the other party without the prior written consent of the other party, nor will either party use Confidential Information of the other party for purposes other than those necessary to directly further the purposes of this Agreement. Each party agrees to safeguard the confidentiality of the other party's Confidential Information.

     12. Term and Termination. With respect to the Services to be performed by Vahl, this Agreement shall continue until the completion of the Services and the payment of the Consulting Fees. With respect to the License, this Agreement shall continue in perpetuity, except that either party may terminate this Agreement immediately if the other party becomes subject to a bankruptcy proceeding or similar proceeding that is not dismissed within 60 days after filing or if the other party commits a material default in the timely performance of its obligations under this Agreement and (a) in the case of a payment default, fails to cure the default within 10 days after notice from the non-defaulting party, or (b) in the case of any other default, fails to fully cure the default within 30 days after notice from the non-defaulting party, or
(c) in the case of a default that cannot reasonably be cured within 30 days (which shall not include payment defaults), fails to commence and diligently pursue to completion efforts to cure the default.

     13. Force Majeur. No party shall be liable for failure to perform or delay in performing any obligation (other than the payment of money) under this Agreement if such failure or delay is due to any cause beyond the reasonable control of such party.

     14. Disputes. If any controversy arises under this Agreement, and if CDG and Aries do not resolve the controversy within 30 days after one party gives the other party written notice of the controversy, the dispute shall be resolved at the request of either party exclusively through final and binding arbitration. The arbitration shall be conducted by a single arbitrator in Portland, Oregon, in accordance with the then-current rules for commercial arbitration of the Arbitration Service of Portland, Inc. The decision of the arbitrator may be enforced in any court of competent jurisdiction. All fees or charges of the arbitration service and the reasonable attorney fees and costs incurred by the prevailing party in the arbitration shall be paid by the nonprevailing party, which fees and costs shall be set by the arbitrator.

     15. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or

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conditions of this Agreement shall not be deemed a waiver of the term, covenant, or condition, which shall continue and remain in full force and effect, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of the right or power at any other time.

     16. Governing Law. This Agreement shall be governed by the laws of the State of Oregon, and the copyright, patent, and trademark laws of the United States.

     17. Attorney Fees. In the event that a dispute arises under this Agreement or directly or indirectly out of this Agreement, and if arbitration, suit, or action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in the arbitration, suit, or action, or on the appeal of such arbitration, suit or action, shall be entitled to an award of their reasonable attorney fees, as set by the arbitrator, court, or appeal court, and their costs, including reasonable attorney fees and costs in collection of any judgment.

     18. Counterparts. This Agreement may be executed in counterparts and in multiple originals. A photocopy of this Agreement once executed shall be effective as an original if any original is unavailable.

     19. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to any party shall be in writing and shall be deemed served and given when personally delivered to the parties to whom it is directed, or in lieu of such personal services, three days after deposit in the United States mail, postage prepaid, registered mail, return receipt requested, sent to the addresses set forth below the signatures on this Agreement or such other addresses as any party may require upon notice.

     20. Incorporation of Attachments. All attachments are hereby incorporated by reference into this Agreement, including the following:

         Attachment A - Statement of Work
         Attachment B - Distribution List for Shares

The parties have executed this Agreement as of the date set forth in the opening paragraph.

Capital Development Group, Inc.


By:
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Printed Name:
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Title:
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Notice Address:
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Aries Financial Corporation



By:
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Printed Name:
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Title:
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Notice Address:
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                                STATEMENT OF WORK

Services to include:

   o Assignment and transition of contractual relationship between CDG and Zebec Data Systems ("Zebec"), which shall include access to Zebec's associated Medtrax database, Znet database and related systems

   o Other duties as reasonably requested by Aries that are consistent with the purposes of this Agreement

   o Aries shall reimburse Vahl for time incurred in performing services under this Agreement at the rate of $75 per hour.

   o Aries shall pay or reimburse Vahl for all expenses reasonably incurred by Vahl in connection with the performance of the Services.





















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